News Release

Patrick Industries, Inc. Reports Second Quarter 2024 Financial Results
Second Quarter 2024 Highlights (compared to Second Quarter 2023 unless otherwise noted)
•Net sales increased 10% to $1.02 billion driven by a 17% increase in RV revenue, an 11% increase in Housing revenue, and our first quarter acquisition of Sportech, which together more than offset a 30% decline in Marine revenue.
•Operating margin increased 10 basis points to 8.3%. For the first six months of 2024, operating margin on an adjusted basis improved 40 basis points to 7.7%.
•Net income increased 13% to $48 million, and diluted earnings per share of $2.16 increased 11%.
•For the first six months of 2024, adjusted diluted earnings per share increased 20% to $3.95.
•Adjusted EBITDA increased 14% to $130 million; adjusted EBITDA margin increased 40 basis points to 12.8%.
•Cash flow provided by operations was $173 million for the first six months of the year compared to $178 million in the same period last year. Free cash flow, on a trailing twelve-month basis, was $348 million.
•Maintained solid balance sheet and liquidity position, ending the second quarter with a total net leverage ratio of 2.6x and liquidity of $519 million.

ELKHART, IN, August 1, 2024 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the second quarter and six months ended June 30, 2024.

Net sales increased 10% to $1.02 billion, an increase of $96 million compared to the second quarter of 2023. The increase in sales was primarily driven by higher revenue from our RV and Housing end markets combined with revenue from our first quarter acquisition of Sportech, which more than offset lower revenue from our Marine end market as a result of continued strict production discipline by marine OEMs in light of ongoing marine dealer inventory destocking.
Operating income of $85 million in the second quarter of 2024 increased $9 million, or 12%, compared to $76 million in the second quarter of 2023. Operating margin of 8.3% increased 10 basis points compared to 8.2% in the same period a year ago as a result of continued labor management and increased revenues. For the first six months of 2024 compared to the same period in 2023, excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted operating margin improved 40 basis points to 7.7%.

Net income increased 13% to $48 million compared to $42 million in the second quarter of 2023. Diluted earnings per share of $2.16 increased 11% compared to $1.94 for the second quarter of 2023. For the first six months of 2024 compared to the first six months of 2023, excluding acquisition transaction costs and purchase accounting adjustments in both periods, adjusted net income increased 20% to $87 million and adjusted diluted earnings per share increased 20% to $3.95.

"Our solid revenue and operating margin improvement in the second quarter reflect the strategic diversification investments we have made over the last several years as well as our cost management initiatives and capital expenditures related to automation projects," said Andy Nemeth, Chief Executive Officer. "I am proud of how hard the Patrick team worked in the first half of the year to leverage our variable cost structure and execute operational efficiencies during a time when market and macroeconomic conditions have been so volatile."

Jeff Rodino, President – RV, said, "We believe our history of successful, targeted acquisitions has bolstered the resiliency of our business, deepened our talent bench, and improved our ability to grow revenue and margins. Our acquisition philosophy remains intact, as we look for strong, culturally-aligned management teams, solid risk-adjusted returns, and the potential for significant long-term demand growth. Additionally, we are investing in our platform through our Advanced Product Group, which is collaborating with our valued customers to develop innovative, full-component solutions that will help enable us to continue to drive organic growth. In the second quarter, we brought numerous products to market, creating momentum and excitement for the future of Patrick, supporting our goal of being the supplier of choice for our customers and generating returns for shareholders."

Second Quarter 2024 Revenue by Market Sector (compared to Second Quarter 2023 unless otherwise noted)
RV (44% of Revenue)
•Revenue of $450 million increased 17% while wholesale RV industry unit shipments increased 7%.
•Content per wholesale RV unit (on a trailing twelve-month basis) decreased by 2% to $4,966. Compared to the first quarter of 2024, content per wholesale RV unit (on a trailing twelve-month basis) increased 2%.

Marine (16% of Revenue)
•Revenue of $158 million decreased 30% while estimated wholesale powerboat industry unit shipments decreased 27%. Powersports revenue was previously included in our Marine end market. End market revenue and content per unit reflect this change for the relevant periods.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) decreased 10% to $3,935. Compared to the first quarter of 2024, estimated content per wholesale powerboat unit (on a trailing twelve-month basis) decreased 2%.

Powersports (10% of Revenue)
•Revenue of $104 million increased 185%, driven primarily by the acquisition of Sportech in the first quarter of 2024.

Housing (30% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $305 million increased 11%; estimated wholesale MH industry unit shipments increased 19%; total housing starts decreased 7%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 1% to $6,427. Compared to the first quarter of 2024, estimated content per wholesale MH unit increased slightly from $6,403.

Balance Sheet, Cash Flow and Capital Allocation
For the first six months of 2024, cash provided by operations was $173 million compared to $178 million for the prior year period. Purchases of property, plant and equipment totaled $17 million in the second quarter of 2024, reflecting maintenance capital expenditures and continued investments in alignment with our automation and technology initiatives. On a trailing twelve-month basis, free cash flow through the second quarter of 2024 was $348 million, compared to $444 million through the second quarter of 2023 when we aggressively monetized working capital in a declining sales environment. Our long-term debt decreased approximately $82 million during the second quarter of 2024, as we continued to focus on deleveraging in alignment with our strategic plan following our first quarter 2024 acquisition of Sportech.

We remained disciplined in allocating and deploying capital, returning approximately $12 million to shareholders in the second quarter of 2024 through dividends. We remain opportunistic on share repurchases and had $78 million left authorized under our current plan at the end of the second quarter.
Our total debt at the end of the second quarter was approximately $1.33 billion, resulting in a total net leverage ratio of 2.6x (as calculated in accordance with our credit agreement). Pro forma net leverage at the time of the acquisition of Sportech in January 2024 was approximately 2.9x. Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $519 million.

Business Outlook and Summary
“We believe Patrick's profitable growth prospects and earnings power remain substantial and expect continued market share gains and strategic acquisitions to enhance our performance when our end markets recover," continued Mr. Nemeth. "Our investments in our business and team and resulting solid financial performance, coupled with our strong balance sheet, have positioned our team to maintain an offensive stance in these volatile markets. With our net leverage ratio nearing our target range and available liquidity of $519 million, we remain positioned to actively engage potential acquisition candidates from within our robust pipeline and serve our customers at the highest level. Demand in our end markets continues to hinge upon consumer confidence and interest rate relief, and our businesses and leaders will maintain our strong operating discipline and financial foundation and use this time to continue developing innovative products and solutions for our customers that will enable value creation for years to come. OEMs and dealers have maintained tremendous discipline with regards to inventory management, which is paramount to the long-term health of the end markets we serve. Our team will continue to focus on what we can control and managing our business and cost structure, as we remain nimble with an eye on driving long-term profitable organic growth, free cash flow, and shareholder value."

Conference Call Webcast
Patrick Industries will host an online webcast of its second quarter 2024 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, August 1, 2024 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
Other Items
Matthew S. Filer was elected as Chief Accounting Officer on May 16, 2024. Mr. Filer joined the company in November 2022 and served as the Company's Senior Vice President - Finance. He served as Interim Executive Vice President - Finance, Chief Financial Officer, and Treasurer from May 2023 to March 2024, at which point he resumed his role as Senior Vice President - Finance.
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; inventory levels of retailers and manufacturers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, marine and powersports products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives, including, but not limited to, uncertainties surrounding the Company’s further investment and initiatives in the powersports market; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the impact on our business resulting from wars and military conflicts such as war in Ukraine and evolving conflict in the Middle East; natural disasters or other unforeseen events, and adverse weather conditions.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
($ in thousands, except per share data)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
NET SALES	$1,016,624	$920,685	$1,950,116	$1,820,785
Cost of goods sold	785,330	710,717	1,513,967	1,416,573
GROSS PROFIT	231,294	209,968	436,149	404,212

Operating Expenses:
Warehouse and delivery	38,739	36,031	76,188	71,876
Selling, general and administrative	83,588	78,540	168,834	160,941
Amortization of intangible assets	24,278	19,822	47,096	39,586
Total operating expenses	146,605	134,393	292,118	272,403

OPERATING INCOME	84,689	75,575	144,031	131,809
Interest expense, net	20,343	18,260	40,433	36,744
Income before income taxes	64,346	57,315	103,598	95,065
Income taxes	16,462	14,958	20,621	22,535
NET INCOME	$47,884	$42,357	$82,977	$72,530

BASIC EARNINGS PER COMMON SHARE	$2.20	$1.97	$3.83	$3.36
DILUTED EARNINGS PER COMMON SHARE	$2.16	$1.94	$3.75	$3.28

Weighted average shares outstanding - Basic	21,724	21,521	21,689	21,556
Weighted average shares outstanding - Diluted	22,169	21,787	22,125	22,151

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
($ in thousands)	June 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$43,960	$11,409
Trade and other receivables, net	252,106	163,838
Inventories	504,445	510,133
Prepaid expenses and other	53,383	49,251
Total current assets	853,894	734,631
Property, plant and equipment, net	367,761	353,625
Operating lease right-of-use assets	191,289	177,717
Goodwill and intangible assets, net	1,583,634	1,288,546
Other non-current assets	7,292	7,929
TOTAL ASSETS	$3,003,870	$2,562,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	52,788	48,761
Accounts payable	206,605	140,524
Accrued liabilities	106,774	111,711
Total current liabilities	373,667	308,496
Long-term debt, less current maturities, net	1,310,848	1,018,356
Long-term operating lease liabilities	142,681	132,444
Deferred tax liabilities, net	67,903	46,724
Other long-term liabilities	10,267	11,091
TOTAL LIABILITIES	1,905,366	1,517,111

TOTAL SHAREHOLDERS’ EQUITY	1,098,504	1,045,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,003,870	$2,562,448

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
($ in thousands)	June 30, 2024	July 2, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$82,977	$72,530
Depreciation and amortization	81,816	71,492
Stock-based compensation expense	9,742	7,946
Other adjustments to reconcile net income to net cash provided by operating activities	1,419	2,978
Change in operating assets and liabilities, net of acquisitions of businesses	(3,296)	23,405
Net cash provided by operating activities	172,658	178,351
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(32,411)	(36,491)
Business acquisitions and other investing activities	(354,402)	(29,056)
Net cash used in investing activities	(386,813)	(65,547)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	246,706	(101,740)
Net increase in cash and cash equivalents	32,551	11,064
Cash and cash equivalents at beginning of year	11,409	22,847
Cash and cash equivalents at end of period	$43,960	$33,911

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation for earnings per common share:

	Second Quarter Ended		Six Months Ended
($ in thousands, except per share data)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Numerator:
Earnings for basic earnings per common share calculation	$47,884	$42,357	$82,977	$72,530
Effect of interest on potentially dilutive convertible notes, net of tax	—	—	—	162
Earnings for diluted earnings per common share calculation	$47,884	$42,357	$82,977	$72,692
Denominator:
Weighted average common shares outstanding - basic	21,724	21,521	21,689	21,556
Weighted average impact of potentially dilutive convertible notes	260	—	233	331
Weighted average impact of potentially dilutive securities	185	266	203	264
Weighted average common shares outstanding - diluted	22,169	21,787	22,125	22,151
Earnings per common share:
Basic earnings per common share	$2.20	$1.97	$3.83	$3.36
Diluted earnings per common share	$2.16	$1.94	$3.75	$3.28

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share (adjusted diluted EPS), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted dilutive EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation and loss on sale of property, plant and equipment, acquisition related costs, acquisition-related fair-value inventory step-up and subtracting out gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax and acquisition-related fair-value inventory step-up, net of tax. Adjusted diluted EPS is calculated as adjusted net income attributable to common shares divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition-related fair-value inventory step-up. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from cash flow from operations. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

	Second Quarter Ended		Six Months Ended
($ in thousands)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income	$47,884	$42,357	$82,977	$72,530
+ Depreciation & amortization	41,481	35,982	81,816	71,492
+ Interest expense, net	20,343	18,260	40,433	36,744
+ Income taxes	16,462	14,958	20,621	22,535
EBITDA	126,170	111,557	225,847	203,301
+ Stock-based compensation	4,282	2,704	9,742	7,946
+ Acquisition related transaction costs	—	—	4,998	—
+ Acquisition related fair-value inventory step-up	—	—	822	610
+ (Gain) Loss on sale of property, plant and equipment	(354)	123	(368)	100
Adjusted EBITDA	$130,098	$114,384	$241,041	$211,957

The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	June 30, 2024	July 2, 2023
Cash flow from operations	$402,979	$515,793
Less: purchases of property, plant and equipment	(54,907)	(71,907)
Free cash flow	$348,072	$443,886

The following table reconciles operating margin to adjusted operating margin:

	Second Quarter Ended		Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Operating margin	8.3%	8.2%	7.4%	7.2%
Acquisition related fair-value inventory step-up	—%	—%	—%	0.1%
Transaction costs	—%	—%	0.3%	—%
Adjusted operating margin	8.3%	8.2%	7.7%	7.3%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

	Second Quarter Ended		Six Months Ended
($ in thousands, except per share data)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income	$47,884	$42,357	$82,977	$72,530
+ Acquisition related fair-value inventory step-up	—	—	822	610
+ Transaction costs	—	—	4,998	—
- Tax impact of adjustments	—	—	(1,488)	(122)
Adjusted net income	$47,884	$42,357	$87,309	$73,018

Diluted earnings per common share (per above)	$2.16	$1.94	$3.75	$3.28
Transaction costs, net of tax	—	—	0.17	—
Acquisition related fair-value inventory step-up, net of tax	—	—	0.03	0.02
Adjusted diluted earnings per common share	$2.16	$1.94	$3.95	$3.30